Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

dated as of September 22, 2010

by and among

WESTWOOD HOLDINGS GROUP, INC.,

(a Delaware corporation)

McCARTHY GROUP ADVISORS, L.L.C.,

(a Nebraska limited liability company),

MGA HOLDINGS, L.L.C.,

(a Nebraska limited liability company),

and

THE MEMBERS OF MGA HOLDINGS, L.L.C.

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TABLE OF CONTENTS

Page

Exhibits

Exhibit A	Form of Allocation Schedule

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Revenue Shortfall Adjustment Calculation

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Burtscher Service Agreement

Exhibit F	Form of Jarvis Service Agreement

Exhibit G	Form of McCarthy Noncompete Agreement

Exhibit H	Form of MGI Noncompete Agreement

Exhibit I	Form of Redemption Agreements

DBI/65207936.19

i

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of September 22, 2010, by and among WESTWOOD HOLDINGS GROUP, INC., a Delaware corporation (“Buyer”), McCARTHY GROUP ADVISORS, L.L.C., a Nebraska limited liability company (the “Company”), MGA HOLDINGS, L.L.C., a Nebraska limited liability company (the “Member”) and the undersigned members of the Member (each a “Holdings Member” and, collectively, the “Holdings Members” and, together with Buyer, the Company and the Member, each a “Party” and, collectively, the “Parties”).

Background

A. The Company is a fee-only investment advisory firm for clients including individuals, corporations, non-profit organizations, partnerships and 401k plans (the “Business”).

B. As of the Closing, the Member will own all of the outstanding membership interests of the Company consisting of 500,000 Class A Units (the “Membership Interests”).

C. The Member desires to assign, transfer, convey and sell the Membership Interests to Buyer, and Buyer desires to purchase from the Member, all of the Member’s right, title and interest in and to the Membership Interests on the terms and conditions set forth herein.

D. The Holdings Members own all of the issued and outstanding membership interests of the Member.

Terms and Conditions

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounts Receivable” means any trade accounts receivable, notes receivable, bid, performance, lease, utility or other deposits, employee advances and other miscellaneous receivables of the Company.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” is defined in the Preamble.

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“Agreement and Plan of Reorganization” is defined in Section 7.7(b).

“Allocation Schedule” means that certain schedule which shall set forth the agreed value of the Assets as of the Closing Date for the purposes of determining the tax consequences of the purchase of the Membership Interests, to be substantially in the form of Exhibit A.

“Annualized Revenue” is defined in Section 7.9.

“Applicable Survival Period” is defined in Section 11.1(b).

“Assets” means all of the assets, properties, goodwill and rights of every kind and description, real, personal, tangible and intangible that are owned by the Company.

“Assignment and Assumption Agreement” means an assignment and assumption agreement by and among Buyer and the Member whereby, at Closing, the Member will assign to Buyer all of the Member’s rights under any of the Certificate of Formation or Operating Agreement, which agreement shall be substantially in the form of Exhibit B.

“Audited Financial Statements” is defined in Section 4.6.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet” is defined in Section 4.6

“Balance Sheet Date” is defined in Section 4.6.

“Board of Trustees” is defined in Section 7.7(a).

“Burtscher Service Agreement” is defined in Section 3.2(a)(viii).

“Business” is defined in the Background.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer” is defined in the Preamble.

“Buyer Disclosure Schedule” is defined in the preamble to Article VI.

“Buyer Indemnitees” is defined in Section 11.2.

“Buyer Material Adverse Effect” means any change or effect in or to the business, financial condition or results of operations of the Buyer that is materially adverse to Buyer and its Subsidiaries taken as a whole other than any such effect or change resulting from or arising in connection with (a) general economic, legal, political or industry-wide conditions which do not disproportionately affect Buyer and its Subsidiaries, or (b) natural disaster, national emergency, acts of terrorism or military action or the threat thereof which do not disproportionately affect

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Buyer and its Subsidiaries. For the avoidance of doubt, “Buyer Material Adverse Effect” shall not include an adverse change in the market price of Westwood Common Stock that is unaccompanied by and not the result of a change or effect in or to the business, financial condition or results of operations of the Buyer as described above.

“Certificate of Formation” means Company’s Certificate of Formation, dated as of June 23, 2004, filed with the Secretary of State of the State of Nebraska.

“Client Consents” is defined in Section 7.6.

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” is defined in Section 2.4(a).

“Closing Date” is defined in Section 3.1.

“Closing Date Purchase Price” is defined in Section 2.3(a).

“Closing Revenue Statement” is defined in Section 2.5(a).

“Closing Statement” is defined in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any and all Contracts, memorandums of understanding, labor arrangements, collective bargaining agreements, or other labor union Contracts, letters, side letters, and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or that involve or apply to any Person and any labor organization, union, works council, employee association, agency, employee committee, plan, or collective bargaining agent with respect to terms and conditions of employment of such Person’s employees.

“Company” is defined in the Preamble.

“Company Disclosure Schedule” is defined in the preamble to Article IV.

“Company Disclosure Schedule Supplement” is defined in Section 7.5(a).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means any Intellectual Property owned by any Person other than the Company or any Subsidiary thereof and that is used in the operation of the Business pursuant to a license or sublicense.

“Company Material Adverse Effect” means any change or effect in or to the business, financial condition or results of operations of the Company that is materially adverse to the Company other than any such effect or change (a) resulting from or arising in connection with (i)

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general economic, legal, political or industry-wide conditions which do not disproportionately affect the Company, (ii) natural disaster, national emergency, acts of terrorism or military action or the threat thereof which do not disproportionately affect the Company, (iii) this Agreement or the transactions contemplated hereby, or (iv) any change in accounting requirements or principles or any change in applicable Law which do not disproportionately affect the Company, or (b) attributable to the fact that the prospective owner of the Company is Buyer or any Affiliate of Buyer.

“Company Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by, the Company or any Subsidiary thereof, including Intellectual Property listed on Schedule 4.12.

“Company Transaction Expenses” means the fees, expenses, charges and other payments incurred or otherwise payable by the Company in connection with the consummation of the transactions contemplated by this Agreement.

“Consenting Clients” is defined in Section 7.6.

“Continuation Period” is defined in Section 8.6(a).

“Continuing Employee” is defined in Section 8.6(a).

“Contract” means any agreement, contract, commitment, arrangement or understanding.

“Employee Plans” is defined in Section 4.15(a).

“Equity Interests” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“ERISA” is defined in Section 4.15(a).

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” is defined in Section 2.7.

“Escrow Agreement” is defined in Section 2.7.

“Escrow Funds” is defined in Section 2.7.

“Estimated Closing Indebtedness” is defined in Section 2.2(a).

“Estimated Closing Net Working Capital” is defined in Section 2.2(a).

“Estimated Revenue Shortfall Adjustment” is defined in Section 2.2(b).

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“Excluded Clients” is defined in Section 7.6.

“Final Indebtedness” is defined in Section 2.4(b).

“Final Net Working Capital” is defined in Section 2.4(b).

“Final Purchase Price” means the Closing Date Purchase Price, subject to adjustment in accordance with Section 2.4 and Section 2.5, together with any amounts actually distributed to the Member from the Escrow Funds and the Member’s Representative Fund as provided in the Escrow Agreement and this Agreement.

“Final Revenue Shortfall Adjustment” is defined in Section 2.5(b).

“Financial Statements” is defined in Section 4.6.

“Fund” means McCarthy Multi-Cap Stock Fund, a series of Advisors Series Trust, a Delaware statutory trust (the “Trust”).

“Fundamental Representations” is defined in Section 11.1(a).

“GAAP” is defined in Section 4.6.

“Governmental Entity” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization (as such term is defined in the Securities Exchange Act of 1934, as amended).

“Guaranteed Indemnification Obligations” is defined in Section 11.2(b).

“Holdings Member” or “Holdings Members” is defined in the Preamble.

“Indebtedness” means any of the following (without duplication): (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty or surety of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any Party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

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“Independent Accounting Firm” is defined in Section 2.4(b).

“Intellectual Property” means all trademarks, service marks, domain names and any and all goodwill associated with any of the foregoing, patent rights, copyrights, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, and registrations and applications for any of the foregoing, trade secrets, know how, and business data and other intellectual property or similar corresponding or equivalent rights or other proprietary or contract rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Interim Agreement” is defined in Section 7.7(a).

“Interim Financial Statements” is defined in Section 4.6.

“IRS” means the Internal Revenue Service of the United States.

“Jarvis Service Agreement” is defined in Section 3.2(a)(ix).

“Knowledge” with respect to the Company means the knowledge of Art N. Burtscher, Rodney D. Cerny, Richard L. Jarvis, Michael R. McCarthy and Andrea McMahon, each of whom shall be deemed to have knowledge of any matters that he or she would reasonably be expected to discover after reasonable inquiry concerning the existence of the fact or matter in question.

“Law” means any statute, law, ordinance, rule, regulation or legal binding practice or guidance of any Governmental Entity.

“Leased Real Property” is defined in Section 4.11(b).

“Leases” is defined in Section 4.11(b).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, fine, penalty, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Losses” is defined in Section 11.2(a).

“Material Contracts” is defined in Section 4.14(a).

“McCarthy Noncompete Agreement” is defined in Section 3.2(a)(x).

“Member” is defined in the Preamble.

“Member Disclosure Schedule” is defined in the preamble to Article V.

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“Member Disclosure Schedule Supplement” is defined in Section 7.5(b).

“Member Indemnitees” is defined in Section 11.4.

“Member’s Representative” is defined in Section 11.14(a).

“Member’s Representative Fund” means an aggregate amount not to exceed $15,000 which will be paid by the Buyer from the Purchase Price to the Member’s Representative, such funds to be used as set forth in this Agreement.

“Membership Interests” is defined in the Background.

“MGA Clients” means MGA Cash Reserves LLC, MGA Core Income LLC, MGA Core Income Tax Exempt LLC, MGA Diversified Core Equity LLC, MGA Focused Core Equity LLC, MGA Focused Small Cap Equity LLC, MGA International Equity LLC, MGA Diversified Small/Mid Cap Equity LLC, MGA Tactical Opportunity LLC, MGA Total Return LLC, MGA Long-Short LP, and KPM Equity Partners Limited Partnership.

“MGI Noncompete Agreement” is defined in Section 3.2(a)(xi).

“Minority Members” means Andrea McMahon and Rodney D. Cerny.

“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, each as determined in accordance with GAAP, subject to any adjustments described in Schedule 2.4(a).

“New Plans” is defined in Section 8.6(b).

“New Welfare Plans” is defined in Section 8.6(b).

“Notice of Claim” is defined in Section 11.5(a).

“Notice of Disagreement” is defined in Section 2.4(b).

“Notice of Revenue Disagreement” is defined in Section 2.5(b).

“Old Plans” is defined in Section 8.6(b).

“Operating Agreement” means the Company’s Operating Agreement, dated as of July 31, 2004.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

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“Party” and “Parties” is defined in the Preamble.

“Permanent Agreement” is defined in Section 7.7(a).

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business and (c) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“Proxy Statement” is defined in Section 7.7(d).

“Redemption Agreements” is defined in Section 2.1.

“Required Consents” is defined in Section 4.5.

“Revenue Shortfall Adjustment” shall be calculated as set forth on Exhibit C.

“Subsidiary” or “Subsidiaries” means, with respect to any Party to this Agreement, any corporation or other organization, of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (b) such Party or any other Subsidiary of such Party directly or indirectly owns or controls at least a majority of the Equity Interests or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions.

“Target Net Working Capital” means $180,000.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges.

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“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” is defined in Section 11.5(a).

“Third Party Defense” is defined in Section 11.5(b).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, and the Escrow Agreement and any other agreement required to be delivered pursuant to the terms of this Agreement.

“Trust” is defined in the definition of “Fund.”

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Westwood Common Stock” is defined in Section 2.8(a).

ARTICLE II

THE PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

2.1 Purchase and Sale of the Membership Interests. On the Closing Date, the Member shall sell, assign, transfer and convey the Membership Interests to Buyer, and Buyer shall purchase from the Member the Membership Interests free and clear of all Liens. Immediately prior to the Closing, the Company shall purchase and redeem the Membership Interests owned by the Minority Members pursuant to redemption agreements substantially in the form of Exhibit I (the “Redemption Agreements”).

2.2 Deliveries of Estimates.

(a) Not less than three Business Days prior to the Closing, the Company shall deliver to Buyer a statement (the “Closing Statement”) setting forth the Company’s good faith estimate of (i) Net Working Capital as of the Closing (such estimate, the “Estimated Closing Net Working Capital”), (ii) the Indebtedness of the Company as of the Closing (such estimate, the “Estimated Closing Indebtedness”), (iii) the Company Transaction Expenses as of the Closing, and (iv) the Closing Date Purchase Price.

(b) Not less than three Business Days prior to the Closing, the Company shall deliver to Buyer a statement listing each investment advisory client of the Company (including, in the case of the MGA Clients, a list of each underlying client, partner or member of each of the MGA Clients), denoting whether each such client is a Consenting Client, setting forth the Annualized Revenue attributable to each such client and further setting forth the Company’s good faith estimate of the amount of the Revenue Shortfall Adjustment, if any (the “Estimated Revenue Shortfall Adjustment”), calculated in accordance with Exhibit C.

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2.3 Purchase Price.

(a) The aggregate amount to be paid by Buyer on the Closing Date with respect to the outstanding Membership Interests shall equal (such amount, the “Closing Date Purchase Price”) $10,930,000, (i) plus the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital or minus the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, (ii) minus the Estimated Closing Indebtedness, (iii) minus the amount, if any, of the Revenue Shortfall Adjustment, (iv) minus any outstanding Company Transaction Expenses (which are to be paid directly by the Company at the Closing), provided that if the amount of legal fees that have been paid by the Company with respect to the transactions contemplated by this Agreement, together with the amounts actually outstanding as of the Closing exceed $50,000, then all of any such amount outstanding as of the Closing that is less than $50,000 and only 50% of such amount in excess of $50,000 should be deemed to be Company Transaction Expenses, (v) minus the Escrow Funds, and (vi) minus the Member’s Representative Fund. The Purchase Price is subject to adjustment after the Closing pursuant to Section 2.4 and Section 2.5. The Closing Date Purchase Price shall be paid in the manner set forth in Section 2.8.

(b) The Closing Date Purchase Price shall be paid to the Member on the Closing Date, by wire transfer of immediately available funds and by transfer of Westwood Common Stock (as provided in Section 2.8) to such accounts as designated in writing by the Member’s Representative to Buyer at least three Business Days prior to the Closing.

(c) The Member’s Representative Fund shall be paid by Buyer to the Member’s Representative on the Closing Date, by wire transfer of immediately available funds to such account as designated in writing by the Member’s Representative to Buyer at least three Business Days prior to the Closing.

2.4 Post-Closing Net Working Capital and Indebtedness Adjustments.

(a) Within 45 Business Days after the Closing Date, Buyer shall deliver to the Member’s Representative a consolidated balance sheet of the Company, including all notes thereto, dated as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet subject to any adjustments described in Schedule 2.4(a), together with, in such detail as shall be reasonably acceptable to the Member’s Representative, such relevant information on which such calculations are based, including Buyer’s determinations of (i) Net Working Capital, and (ii) Indebtedness of the Company, in each case as of the Closing.

(b) If the Member’s Representative disagrees with Buyer’s determinations of Net Working Capital or Indebtedness of the Company (as reflected on the Closing Balance Sheet), the Member’s Representative may, within 30 Business Days after receipt of the Closing Balance Sheet, deliver a written notice (a “Notice of Disagreement”) to Buyer setting forth the nature and amount of any disputed item. If Buyer does not receive a Notice of Disagreement

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within 30 Business Days after receipt by the Member’s Representative of the Closing Balance Sheet, the Closing Balance Sheet and the calculations of Net Working Capital and Indebtedness of the Company reflected therein shall be conclusive and binding (absent manifest error or willful misrepresentation). If Buyer receives a Notice of Disagreement from the Member’s Representative within 30 Business Days after receipt by the Member’s Representative of the Closing Balance Sheet, Buyer and the Member’s Representative shall use reasonable efforts to resolve any differences that they may have with respect to the matters specified therein. If Buyer and the Member’s Representative have not resolved all such matters as of the 20th Business Day after delivery by the Member’s Representative of the Notice of Disagreement, Buyer and the Member’s Representative shall jointly retain PricewaterhouseCoopers (the “Independent Accounting Firm”) to resolve such remaining disagreement. The Independent Accounting Firm shall make a written determination as to each disputed item and the amount of Net Working Capital and Indebtedness of the Company as of the Closing, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the Parties in accordance with the provisions of this Section 2.4 within the range of the difference between Buyer’s position with respect thereto and the Member’s Representative position with respect thereto. The Member’s Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. The costs of any dispute resolution pursuant to this Section 2.4(b), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Member’s Representative and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the agents, accountants and other advisors of each Party incurred in connection with their preparation or review of the Closing Balance Sheet and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party. The Net Working Capital and Indebtedness of the Company as finally determined in accordance with this Section 2.4 are referred to as the “Final Net Working Capital” and the “Final Indebtedness” herein.

(c) The Final Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) increased by the amount that the Final Net Working Capital exceeds the Estimated Closing Net Working Capital, or decreased by the amount that the Final Net Working Capital is less than the Estimated Closing Net Working Capital;

(ii) increased by the amount that the Final Indebtedness is less than the Estimated Closing Indebtedness, or decreased by the amount that the Final Indebtedness exceeds the Estimated Closing Indebtedness; and

(iii) decreased by the amount of any Company Transaction Expenses not paid on or prior to the Closing Date and not already deducted from Closing Date Purchase Price pursuant to Section 2.3(a).

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2.5 Post-Closing Revenue Shortfall Adjustment.

(a) Within 45 Business Days after the Closing Date, Buyer shall deliver to the Member’s Representative a statement (the “Closing Revenue Statement”), together with, in such detail as shall be reasonably acceptable to the Member’s Representative, Buyer’s determination of the Revenue Shortfall Adjustment, if any, calculated in accordance with Exhibit C.

(b) If the Member’s Representative disagrees with Buyer’s determinations of Revenue Shortfall Adjustment, the Member’s Representative may, within 30 Business Days after receipt of the Closing Revenue Statement, deliver a written notice (a “Notice of Revenue Disagreement”) to Buyer setting forth the nature and amount of any disputed item. If Buyer does not receive a Notice of Revenue Disagreement within 30 Business Days after receipt by the Member’s Representative of the Closing Revenue Statement, the Closing Revenue Statement and the calculation of Revenue Shortfall Adjustment reflected therein shall be conclusive and binding (absent manifest error or willful misrepresentation). If Buyer receives a Notice of Revenue Disagreement from the Member’s Representative within 30 Business Days after receipt by the Member’s Representative of the Closing Revenue Statement, Buyer and the Member’s Representative shall use reasonable efforts to resolve any differences that they may have with respect to the matters specified therein. If Buyer and the Member’s Representative have not resolved all such matters as of the 20th Business Day after delivery by the Member’s Representative of the Notice of Disagreement, Buyer and the Member’s Representative shall jointly retain the Independent Accounting Firm to resolve such remaining disagreement. The Independent Accounting Firm shall make a written determination as to each disputed item and the amount of Revenue Shortfall Adjustment as of the Closing, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the Parties in accordance with the provisions of this Section 2.5 within the range of the difference between Buyer’s position with respect thereto and the Member’s Representative position with respect thereto. The Member’s Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. The costs of any dispute resolution pursuant to this Section 2.5(b), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Member’s Representative and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the agents, accountants and other advisors of each Party incurred in connection with their preparation or review of the Closing Revenue Statement and preparation or review of any Notice of Revenue Disagreement, as applicable, shall be borne by such Party. The Revenue Shortfall Adjustment as finally determined in accordance with this Section 2.5 is referred to as the “Final Revenue Shortfall Adjustment” herein.

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(c) The Final Purchase Price shall be decreased by the amount that the Final Revenue Shortfall Adjustment exceeds the Estimated Revenue Shortfall Adjustment, or increased by the amount that the Final Revenue Shortfall Adjustment is less than the Estimated Revenue Shortfall Adjustment.

2.6 Adjustment Payments. If the Final Purchase Price (as adjusted pursuant to Section 2.4(c) and Section 2.5(c)) exceeds the Closing Date Purchase Price, the Final Purchase Price shall be adjusted upwards by the amount of such excess, and Buyer shall pay to the Member’s Representative (to be distributed to the Member) an amount equal to such excess, in the manner set forth in Section 2.8, to accounts designated in writing by the Member’s Representative to Buyer. Such payment is to be made within five Business Days of the date on which Final Net Working Capital, Final Indebtedness and Final Revenue Shortfall Adjustment are determined pursuant to Section 2.4 and Section 2.5. If the Final Purchase Price (as adjusted pursuant to Section 2.4(c) and Section 2.5(c)) is less than the Closing Date Purchase Price, the Final Purchase Price shall be adjusted downwards by the amount of such deficiency and the Escrow Agent, shall pay or cause to be paid an amount equal to such shortfall, in the manner set forth in Section 2.8, to an account designated in writing by Buyer to the Escrow Agent. Such payment is to be made within five Business Days of the date on which Final Net Working Capital, Final Indebtedness and Final Revenue Shortfall Adjustment are determined pursuant to Section 2.4 and Section 2.5.

2.7 Escrow Funds. At the Closing, Buyer shall deposit with the Escrow Agent an aggregate amount equal to $1,093,000, by wire transfer of immediately available funds and by transfer of Westwood Common Stock as provided in Section 2.8 (such cash and shares of Westwood Common Stock, plus any investment proceeds thereon, the “Escrow Funds”) to be held pursuant to the terms of an escrow agreement with a one-year term substantially in the form of Exhibit D (the “Escrow Agreement”) to be entered into at the Closing by Buyer, the Member’s Representative and Wells Fargo Bank, National Association (the “Escrow Agent”). Buyer shall remit the Escrow Funds to the Escrow Agent to account(s) designated by the Escrow Agent in a written notice to Buyer and Member’s Representative prior to the Closing Date. Any amount of the Escrow Funds which is distributed to the Member’s Representative shall be additional Purchase Price which shall be distributed to the Member by the Member’s Representative.

2.8 Purchase Price Payments. The Closing Date Purchase Price payable pursuant to Section 2.3(b), the payment of the Escrow Funds pursuant to Section 2.7, and any payments made pursuant to Section 2.6, whether payable by Buyer or the Escrow Agent, shall be made as follows:

(a) 54.25% of such payment shall be made in restricted shares of Buyer’s common stock, par value $0.01 per share (“Westwood Common Stock”), and 45.75% of such payment shall be payable in cash;

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(b) the number of shares of restricted Westwood Common Stock to be issued or transferred pursuant to Section 2.8(a) shall be determined by (i) multiplying such payment by 0.5425, and (ii) dividing the product by the average closing price of Westwood Common Stock over the 15 Business Days prior to the date of this Agreement. Any fractional share of Westwood Common Stock shall be rounded up to the next whole share; and

(c) the restricted shares of Westwood Common Stock issued to the Member pursuant to this Section 2.8 shall become freely tradable by the Member as set forth on Schedule 2.8(c).

2.9 Allocation. The value of the Assets as of the Closing Date for the purposes of determining the Tax consequences of the purchase of the Membership Interests shall be as set forth on the Allocation Schedule. Buyer and the Member hereby agree to prepare all of their respective Tax filings and supporting Tax books and records in a manner consistent with the Allocation Schedule and not to take any position for Tax purposes inconsistent therewith in any administrative or judicial Proceeding (unless required by applicable Law).

ARTICLE III

THE CLOSING

3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place effective as of 11:59 p.m. Central Time on the date on which there has been a satisfaction or waiver of all of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article IX, or on such other date as the Parties shall agree in writing, by means of exchange of signature pages by facsimile or other electronic means (to be followed by delivery of hard copies of all Closing deliveries) or, at the election of the Parties, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA. The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.2 Deliveries. At the Closing, subject to the terms and conditions contained herein:

(a) The Company shall deliver to Buyer the following items:

(i) Duly executed counterparts to each of the Transaction Documents to which the Company is party;

(ii) A certificate of the Secretary of State of Nebraska as to the good standing as of the most recent practicable date of the Company in such jurisdiction;

(iii) The Certificate of Formation certified as of the most recent practicable date by the Secretary of State of Nebraska;

(iv) A certificate of the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to the

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Certificate of Formation and Operating Agreement and as to the resolutions of the Company’s board of managers authorizing the Transaction Documents and the transactions contemplated hereby;

(v) An officer’s certificate of the Company certifying to the matters set forth in Section 9.2(d);

(vi) The resignations referenced in Section 7.3;

(vii) The consents referred to in Section 9.2(f);

(viii) A service contract by and between Art N. Burtscher and Buyer substantially in the form of Exhibit E (the “Burtscher Service Agreement”), duly executed by Mr. Burtscher;

(ix) A service contract by and between Richard L. Jarvis and Buyer substantially in the form of Exhibit F (the “Jarvis Service Agreement”), duly executed by Mr. Jarvis;

(x) A noncompete agreement by and between Michael R. McCarthy and Buyer substantially in the form of Exhibit G (the “McCarthy Noncompete Agreement”), duly executed by Mr. McCarthy;

(xi) A noncompete agreement by and between McCarthy Group, LLC, MGI Holdings, Inc. (fka McCarthy Group, Inc.), and Buyer substantially in the form of Exhibit H (the “MGI Noncompete Agreement”), duly executed by McCarthy Group, L.L.C. and MGI Holdings, Inc.;

(xii) The duly executed Client Consents referenced in Section 7.6;

(xiii) The Redemption Agreements together with documentation reasonably satisfactory to Buyer confirming that the consideration payable thereunder has been paid in full; and

(xiv) Evidence satisfactory to the Buyer that the Company has obtained “tail” directors and officers and errors and omissions liability insurance policies as set forth in Section 7.8.

(b) Buyer shall deliver the following items:

(i) Duly executed counterparts to the Transaction Documents to which it is a party;

(ii) The certificate of incorporation of Buyer certified as of the most recent practicable date by the Secretary of State of Delaware;

(iii) A certificate of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of Buyer in such jurisdiction;

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(iv) A certificate of the Secretary of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to the certificate of incorporation and the bylaws of Buyer and as to the resolutions of the Board of Directors of Buyer authorizing the Transaction Documents and the transactions contemplated hereby;

(v) An officer’s certificate of Buyer certifying to the matters set forth in Section 9.3(c) with respect to Buyer;

(vi) The Closing Date Purchase Price in accordance with Section 2.3(a);

(vii) The Escrow Funds in accordance with Section 2.7;

(viii) Duly executed counterparts to the Burtscher Service Agreement;

(ix) Duly executed counterparts to the Jarvis Service Agreement;

(x) Duly executed counterparts to the McCarthy Noncompete Agreement; and

(xi) Duly executed counterparts to the MGI Noncompete Agreement.

(c) The Member’s Representative shall deliver the following items:

(i) Duly executed counterparts to each of the Transaction Documents to which the Member’s Representative is party; and

(ii) A certificate of the Member’s Representative, given by him or her, in his or her capacity as the Member’s Representative and not in his or her individual capacity, certifying as to the matters set forth in Section 9.2(e).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Member hereby represents and warrants to Buyer that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date, except as set forth in the Schedules numbered 4.1 through 4.22 accompanying this Agreement (collectively, the “Company Disclosure Schedule”).

4.1 Organization and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite limited liability company power to own, lease and operate its properties and to carry on the Business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to qualify has not had and would not reasonably be expected to have a Company Material Adverse

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Effect. The Certificate of Formation and Operating Agreement have been delivered to Buyer, and such documents are effective as of the date hereof under applicable Laws and are current, correct, and complete.

4.2 Membership Interests. The authorized, issued and outstanding Membership Interests of the Company are set forth on Schedule 4.2. All of such issued and outstanding Membership Interests have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any Contract binding upon the Company and were issued in compliance with the Certificate of Formation and Operating Agreement and all applicable federal and state securities Laws, rules and regulations. Except as set forth on Schedule 4.2 there are no outstanding subscriptions, options, warrants, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from the Company any Membership Interests, or any securities convertible into the Membership Interests, of the Company. There are, and have been, no preemptive rights with respect to the issuance of the Membership Interests.

4.3 Subsidiaries of the Company. The Company has no Subsidiaries. The Company owns no Equity Interests in any Person.

4.4 Authority and Enforceability. The Company has the requisite limited liability company power and authority to (a) own the Assets, (b) carry on the Business as it currently exists, (c) execute and deliver the Transaction Documents to which it is or will become a party, and (d) perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and the Member, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.5 No Conflicts; Consents. Except as set forth on Schedule 4.5 (the “Required Consents”):

(a) the execution, delivery and performance by the Company of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate any of the Certificate of Formation or Operating Agreement;

(ii) conflict with or violate any Law applicable to the Company or by which any property or Asset of the Company is bound or affected; or

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(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract; and

(b) the Company is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by the Company of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

4.6 Financial Statements. The audited balance sheet of the Company and the related statements of income and retained earnings, members’ equity and cash flow, for the years ended December 31, 2009 and 2008 (collectively, the “Audited Financial Statements”) and unaudited balance sheet of the Company and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six month period ended June 30, 2010 (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements), and on that basis fairly present in all material respects the financial position and results of operations of the Company as of the respective dates thereof and for the respective periods indicated, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The balance sheet of the Company as of June 30, 2010 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

4.7 Title to Assets. The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of the Assets, free and clear of all Liens, except for Permitted Liens, and such use does not encroach on the property or rights of any Person. All tangible personal property is suitable for the purposes for which it is used, is in good operating condition, ordinary wear and tear excepted and is free from any known defects. The Assets constitute all of the assets, properties, rights and services required for, or material to, the continued operation of the Business by Buyer as operated by the Company during the past 12 months. There are no Assets used in the operation of the Business that are owned by any Person other than the Company that will not be licensed or leased to the Company under valid, current license arrangements or Leases at the Closing.

4.8 Liabilities. The Company has no Liabilities other than (a) Liabilities set forth in Schedule 4.8, (b) Liabilities specified in the Balance Sheet (except as heretofore paid or discharged) or (c) Liabilities incurred in the ordinary course since the Balance Sheet Date that, individually or in the aggregate, are not material to the Business.

4.9 Taxes.

(a) All Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and correct in all material respects and reflect all Taxes required to be paid with respect to the matters for which such Tax Returns were filed for the periods covered by such Tax Returns. All Taxes shown to be payable on such Tax

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Returns have been paid or will be timely paid and all other material Taxes required to be paid by the Company have been timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity, or, to the Company’s Knowledge, threatened against the Company that has not been satisfied by payment, settled or withdrawn, nor is there any reasonable basis for any such assertion or assessment, and no issues relating to Taxes were asserted in writing by any Governmental Entity in any completed Proceeding that would reasonably be expected to recur in a later taxable period. There are no Tax Liens on the Assets of the Company (other than Permitted Liens). All Taxes not yet due and payable by the Company have been, in all material respects, properly accrued on the books of account of the Company in accordance with GAAP. All material amounts of Tax required to be withheld by the Company have been or will be timely withheld and paid over to the appropriate Tax authority. There are no agreements, waivers or applications by the Company for an extension of time for the assessment or payment of any material amount of Taxes. The Company has not received and is not subject to any written ruling of a Governmental Entity related to Taxes and has not entered into any written and legally binding agreement with a Governmental Entity relating to Taxes.

(b) The Company (i) does not have any Liability for Taxes of any Person other than the Company (A) as a result of the Company being a member of an affiliated, combined, consolidated, unitary or similar Tax group, (B) as a transferee or successor, (C) by Contract or (D) otherwise, and (ii) will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date or (D) deferred gains arising prior to the Closing Date.

(c) Since formation, the Company has been either a disregarded entity separate from its owner for Tax purposes or taxable as a partnership for U.S. federal, state and local income Tax purposes and neither the Company nor any other Person on its behalf has made an election to be treated as other than a partnership pursuant to Treasury Regulations Section 301.7701-3 (or any other similar provision of state or local Law).

4.10 Legal Proceedings and Compliance with Law.

(a) As of the date hereof, there is (i) no Proceeding by or against the Company pending, or to the Company’s Knowledge, threatened, (ii) there is no dispute or disagreement pending or, to the Company’s Knowledge, threatened between the Company and any customer, licensor or supplier, (iii) to the Company’s Knowledge, no event has occurred, and no claim has been asserted, that is likely to result in an Proceeding against the Company, its Businesses or Assets, and (iv) to the Company’s Knowledge, there is no reasonable basis for any such Proceeding.

(b) The Company is in compliance in all material respects with all Laws applicable to it, and the Company has not received, at any time, any written notice or other communication from any Governmental Entity regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial, corrective or response action of any nature.

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(c) The Company is in possession of all Authorizations and Orders of any Governmental Entity necessary for the Company to own, lease and operate its properties and to carry on the Business as presently conducted. All Authorizations and Orders held by the Company are listed on Schedule 4.10, and accurate and complete copies of such Authorizations and Orders have been provided to Buyer. No present or former member, stockholder, director, officer or employee of the Company or any Subsidiary, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Authorizations and Orders which the Company owns, possesses or uses. All Authorizations and Orders listed on Schedule 4.10, except as set forth therein, have been duly obtained and are in full force and effect and no Proceedings are pending or, to the Company’s Knowledge, threatened that may result in the revocation, cancellation, suspension, limitation or adverse modification of any of the same.

(d) This Section 4.10 does not relate to real property or interests in real property, such items being the subject of Section 4.11, nor employee benefit matters, such items being the subject of Section 4.15.

4.11 Real Property.

(a) Owned Real Property. The Company owns no real property.

(b) Leased Real Property. Schedule 4.11(b) contains a list of all real property leases and subleases under which the Company is either lessor or lessee (the “Leased Real Property”). The Company has delivered to Buyer a correct and complete copy of every lease and sublease with respect to the Leased Real Property (the “Leases”). All Leases are in full force and effect and binding on the parties thereto and neither the Company, nor to the Company’s Knowledge, any other party to any such Lease is in breach of any of the material provisions thereof. All Leased Real Property leased under the Leases or otherwise used by the Company is in good operating condition, ordinary wear and tear excepted, and is sufficient for the current operations of the Company.

4.12 Intellectual Property.

(a) Schedule 4.12 sets forth a true and complete list of all material Company Owned Intellectual Property subject to an application, registration or patent with a Governmental Entity.

(b) The Company owns, or is licensed or otherwise possesses valid rights to use, the Company Intellectual Property, except where any failure to own, license or otherwise possess valid rights to use such Company Intellectual Property would not reasonably be expected to materially impact the Business.

(c) With respect to the Business, the Company has not been named in any Proceeding which involves a claim of infringement of the Intellectual Property of any third party. The Business as presently conducted does not infringe, violate, or misappropriate any Intellectual Property of any third party.

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(d) To the Company’s Knowledge, no third party has infringed or infringes on any Company Owned Intellectual Property or Company Licensed Intellectual Property exclusively licensed to the Company.

(e) With respect to the Business, the Company has materially performed the obligations required to be performed by it under the terms of any agreement pursuant to which the Company has rights in any Company Licensed Intellectual Property, and neither the Company nor, to the Company’s Knowledge, any third party is in breach or default in any material respect and, to the Company’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default in any material respect or permit termination, modification or acceleration under any such agreement.

(f) Other than rights and licenses granted in the ordinary course of business, the Company has not granted to any third party any license or right to the commercial use of any of the Company Owned Intellectual Property.

4.13 Absence of Certain Changes. Except as contemplated by this Agreement, the Business has been conducted in the ordinary course since the Balance Sheet Date, and there has not been with respect to the Company any of the items specified below since the Balance Sheet Date:

(a) any change that has had or is reasonably likely to have a Company Material Adverse Effect;

(b) any distribution or payment declared or made in respect of the Membership Interests by way of distribution, purchase or redemption of Membership Interests or otherwise;

(c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

(d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(e) any mortgage, pledge or other Lien on any Asset;

(f) any waiver or release of any claim or right or cancellation of any debt held other than those made in the ordinary course of business;

(g) any payments to any Affiliate of the Company, other than wages and reimbursements in the ordinary course of business; or

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(h) any change in accounting or Tax accounting methods or practices, or any election, agreement or arrangement entered into with respect to Taxes.

4.14 Contracts.

(a) Schedule 4.14 sets forth a list of each Contract described in this Section 4.14(a) to which the Company is party or by which it is bound (such Contracts as described in this Section 4.14(a) being “Material Contracts”):

(i) all Contracts that provide for receipt by the Company of more than $20,000 per year, including any such Contracts with customers or investment advisory clients, and all Contracts that provide for payment by the Company of more than $20,000 per year, including any such Contracts with suppliers;

(ii) all Contracts relating to Indebtedness;

(iii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv) all material joint venture, partnership or similar agreements or arrangements;

(v) all Contracts relating to the employment of any officer or employee, including contracts and agreements regarding compensation, bonus payments and severance arrangements;

(vi) all Contracts granting any exclusive rights to make, use, sell, or otherwise exploit the Company’s products or otherwise exploit the Company’s Intellectual Property rights;

(vii) all Contracts under which the Company has received a license to any third-party Intellectual Property rights that are (A) embedded in the products of the Company, (B) embedded in any other software licensed or used by the Company excluding all “off-the-shelf software,” or (C) otherwise material to the Business;

(viii) any agency, distributorship or management agreement;

(ix) all Contracts which can be terminated in the event of any change in the underlying ownership or control of the Company or would be materially affected by such change; and

(x) any other Contract that is material to the Company.

(b) Each Material Contract is valid and binding on the Company and, to the Company’s Knowledge, the counterparties thereto, and is in full force and effect. The Company is not in breach of, or material default under, any Material Contract to which it is a party. Neither the Company nor, to the Company’s Knowledge, any other party thereto has threatened to breach any of the material provisions thereof or notified the Company of a default thereunder.

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(c) Company has delivered to Buyer complete and correct copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Material Contracts.

4.15 Employee Benefits.

(a) Schedule 4.15(a) sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change of control, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or an ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company, and (ii) a list of all employment, termination, severance or other Contracts, agreements or arrangements, pursuant to which the Company or an Affiliate of the Company currently has any obligation with respect to any current or former employee, officer or director of the Company (collectively, the “Employee Plans”). The Company has made available to Buyer a true and complete copy of each Employee Plan and all current summary plan descriptions and the most recent determination letter from the IRS with respect to any Employee Plan.

(b) Except as set forth in Schedule 4.15(b), (i) each Employee Plan has been maintained in all material respects in accordance with its terms and in compliance with the applicable provisions of legal requirements (including ERISA and the Code), (ii) the Company has performed all obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan and (iii) no Proceeding (other than claims for benefits in the ordinary course) is pending or, to the Company’s Knowledge, threatened in writing with respect to any Employee Plan by any current or former employee, officer or director of the Company.

(c) Except as set forth in Schedule 4.15(c), each Employee Plan that is intended to be qualified under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code.

(d) None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA).

(e) Neither the Company nor any ERISA Affiliate has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(f) No Employee Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment.

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(g) The Company is not a party to any Contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in a material payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(h) With respect to each Employee Plan that is funded mostly or partially through an insurance policy, neither the Company nor any of its ERISA Affiliates has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or prior to the Closing.

(i) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified since October 2, 2004. Any amounts paid or payable pursuant to each Employee Plan subject to Section 409A of the Code is not includible in the gross income of a service provider (within the meaning of Section 409A) until received by the service provider and is not subject to interest or the additional tax imposed by Section 409A of the Code. The Company has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code, and does not have any Liability for nonreporting or underreporting of income subject to Section 409A of the Code.

4.16 Labor and Employment Matters.

(a) Except as set forth in Schedule 4.16(a), (i) the Company is not a party to any Collective Bargaining Agreement or other Contract or agreement with any labor organization or other representative of any of the employees of the Company. To the Company’s Knowledge, there is no material unfair labor practice, charge or complaint pending, unresolved or threatened before the National Labor Relations Board or any other Governmental Entity. The Company is in compliance in all material respects with all legal requirements applicable to the employees of the Company with respect to employment or termination of employment and/or in relation to transfer of employment of the employees of the Company as contemplated by this Agreement, including without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation and/or information, terms and conditions of employment, classification of workers, pay equity, data protection, automatic transfer legislation, occupational safety and health, wages and hours, child labor, immigration, employee leave issues, unemployment insurance, workers’ compensation, disability rights or benefits, plant closures and layoffs and the WARN Act.

(b) The Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees of the Company, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses. The Company has properly maintained records for the employees of the Company and personnel records in material compliance with applicable Law.

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(c) To the Company’s Knowledge, no employee, consultant or contractor of the Company has been, is or will be, by performing services for Buyer of the same nature as services such employee, consultant or contractor has rendered to the Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or contractor’s employment by Buyer or any services rendered by such employee, consultant or contractor to Company.

4.17 Insurance. Schedule 4.17 sets forth a list of all policies of general liability, errors and omissions, directors and officers, fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company, specifying with respect to each policy the insurer, the amount of the coverage, the premium, the type of insurance, indicating whether claims made form or occurrence form, the deductibles or self-insured retentions, effective date and the expiration date, the policy number and any pending claims thereunder. All of such policies are in full force and effect and provide coverage as may be required by applicable Law or by agreements binding upon the Company. There is no default (or an event that, with notice or lapse of time or both, would become a default), to the Company’s Knowledge, with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. The Company has not received written notice, of a disallowance of any pending claim under, any such policy or binder. There are no unpaid, past-due premiums with respect to any of the insurance policies. Except as set forth in Schedule 4.17, there are no gaps in the periods covered by historical insurance policies in force. All of such insurance policies are in full force and effect and the Company is not in default (or an event that, with notice or lapse of time or both, would become a default) in any material respect with respect to its obligations under any of such insurance policies. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. Schedule 4.17 sets forth a list of all pending claims with respect to all such policies, except worker’s compensation claims, claims for benefits under health insurance policies and claims which individually are estimated to be less than $2,500. Except as set forth in Schedule 4.17, the Company has no self-insurance or co-insurance programs.

4.18 Accounts Receivable. The Accounts Receivable of the Company are bona fide Accounts Receivable created in the ordinary course of business. There is no contest, claim, defense or right of set-off, other than returns in the ordinary course of business, of any account debtor relating to the amount or validity of any Account Receivable.

4.19 Clients and Suppliers.

(a) Schedule 4.19(a) specifies the 20 largest investment advisory clients in terms of dollar value of services sold by the Business during the 12 months ended August 31, 2010. Except as specified on Schedule 4.19(a), the Company has not received any written notice from any of such clients terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company. Schedule 4.19(a) also specifies the names of the

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respective suppliers that were, in the aggregate, the 10 largest suppliers in terms of dollar value of products or services, or both, used by the Company during the twelve months ended August 31, 2010. The Company has not received any written notice from any of such suppliers terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company.

(b) Schedule 4.19(b) sets forth an itemized list of each investment advisory client of the Company (including, in the case of the MGA Clients, a list of each underlying client, partner or member of each of the MGA Clients) as of June 30, 2010 and each such client’s contribution to the revenue of the Company for the six months ended June 30, 2010.

4.20 Additional Information. Schedule 4.20 contains accurate lists and summary descriptions of the following:

(a) the names of all present officers and directors of the Company;

(b) the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

(c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

(d) the names of all Persons holding powers of attorney from the Company and either a copy or a summary statement of the terms thereof; and

(e) all names under which the Company has conducted any Business or which it has otherwise used since it was organized.

4.21 Corporate Records. The minute book of the Company is current and contains correct and complete copies of the Operating Agreement, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its members and managers and all committees thereof, and the transfer records of the Company reflect the issuance of all of the Equity Interests to the Member.

4.22 Brokers. Except as set forth on Schedule 4.22, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MEMBER AND THE

HOLDINGS MEMBERS

Each of the Member and the Holdings Members hereby severally represent and warrant to Buyer that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing, except as set forth in the Schedules numbered 5.1 through 5.6 accompanying this Agreement (collectively, the “Member Disclosure Schedule”).

5.1 Authority and Enforceability. Each of the Member and the Holdings Members has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Member and the Holdings Members and, assuming due authorization, execution and delivery by the Company and Buyer, constitutes the valid and binding obligation of each of the Member and the Holdings Members, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.2 No Conflicts; Consents. Except as set forth on Schedule 5.2:

(a) the execution, delivery and performance by each of the Member and the Holdings Members of the Transaction Agreements to which each respectively is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate any of the Organization Documents of the Member and each of the Holdings Members;

(ii) conflict with or violate any Law applicable to the Member or any of the Holdings Members; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract to which the Member or any of the Holdings Members is a party; and

(b) none of the Member or any of the Holdings Members is required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by each of the Member and the Holdings Members of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

5.3 Ownership of the Interests. The Member is the record and beneficial owner of the Membership Interests set forth opposite the Member’s name on Schedule 4.2 and the Member has good and marketable title to the Membership Interests, free and clear of any Liens. Except for the Operating Agreement, there are no outstanding obligations, options, warrants, convertible

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securities or other rights, agreements, arrangements or commitments of any kind relating to the Membership Interests or obligating the Member to issue or sell any Membership Interests. Except for the Operating Agreement, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. The Holdings Members are the record and beneficial owner of the Equity Interests of the Member set forth opposite each respective Holdings Member’s name on Schedule 4.2, which Equity Interests constitute all of the outstanding Equity Interests of the Member. Each of the Holdings Members has good and marketable title to such Equity Interests, free and clear of any Liens. Except as described on Schedule 5.3, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the Equity Interests of the Member or obligating any of the Holdings Members to issue or sell any Equity Interests of the Member. Except as described on Schedule 5.3, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Member.

5.4 Brokers. Except as set forth on Schedule 5.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Member, the Holdings Members or the Company.

5.5 Member Claims. None of the Member or any of the Holdings Members has any rights to acquire any Assets, nor any direct or indirect claim against the Company, except for claims (a) for accrued and unpaid salaries or commissions arising in the ordinary course of business or (b) arising pursuant to this Agreement.

5.6 Obligations of the Company. None of the Member or any of the Holdings Members is a party to any guaranty, surety or other similar obligation relating to the obligations of the Company or the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Member that each statement contained in this Article VI is true and correct as of the date hereof and as of the Closing, except as set forth in the Schedules numbered 6.1 through 6.5 accompanying this Agreement (collectively, the “Buyer Disclosure Schedule”).

6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

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6.2 Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Company, the Member and the Holdings Members, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

6.3 No Conflicts; Consents.

(a) The execution, delivery and performance by Buyer of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Organizational Documents of Buyer;

(ii) conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract or agreement to which Buyer is a party;

(b) Buyer is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by the Buyer of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

6.4 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened, against Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated hereby or (b) would reasonably be expected to have a Buyer Material Adverse Effect.

6.5 Brokers. Except as set forth on Schedule 6.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

6.6 Acknowledgement No Other Representations or Warranties. Buyer acknowledges that neither the Company, the Member, nor any of their Affiliates or any other Person has (a) made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets of the Company, or (b) made any representation or warranty, express or implied, as to the accuracy or completeness of any information about the Company or the Member, including estimates, projections and other forecasts and plans regarding the Company, in each case except as expressly set forth in this Agreement.

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6.7 Westwood Stock. Buyer has full legal right and authority to issue the shares of Westwood Common Stock to the Member at the Closing as contemplated by this Agreement. When issued to the Member at the Closing, whether delivered directly to the Member or deposited with the Escrow Agent, the shares of Westwood Common Stock will be (a) duly authorized and validly issued, (b) fully paid and non-assessable, (c) free and clear of liens or encumbrances or restrictions (other than the restrictions on sale imposed by Schedule 2.8(c) and the terms of the Escrow Agreement, as applicable) and (d) issued in compliance with the Organizational Documents of Buyer and all applicable federal and state securities Laws, rules and regulations and stock exchange rules and regulations. Upon issuance of the shares of Westwood Common Stock at Closing, the Member will be reflected as the sole legal and beneficial owner of such shares in the stock transfer records maintained by Buyer or its transfer agent; provided, however, that the Escrow Agent will be reflected as the record owner of such shares as are deposited with the Escrow Agent at Closing subject to the terms of the Escrow Agreement.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE MEMBER

7.1 Conduct of Business. Except as set forth on Schedule 7.1 and except as consented to by Buyer, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company shall:

(a) operate in the ordinary course of business consistent with past practice;

(b) not sell any property or Asset having a value individually exceeding $10,000 or an aggregate value exceeding $30,000, except in the ordinary course of business;

(c) except in the ordinary course of business, not enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof;

(d) not make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $10,000 or capital expenditures which in the aggregate exceed $30,000;

(e) not mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or Assets of the Company except pursuant to existing Contracts;

(f) not amend the Certificate of Formation or Operating Agreement;

(g) except for quarterly tax distributions in amounts that are equal to the reasonably contemplated Tax liability of the Member with respect to the operations of the Company, not issue, amend the terms of, or declare or pay any dividend or make any other payment or distribution with respect to, the Membership Interests;

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(h) not (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (ii) pay any bonus or other amount to any employee, (iii) modify in any material respect, or enter into any new, employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any employee than those payable on the date hereof, in each case other than (A) pursuant to existing Contracts or Employee Plans or (B) for non-executive employees in the ordinary course of business;

(i) not adopt or amend in any material respect any Employee Plan, except as required by applicable Law;

(j) not agree, whether in writing or otherwise, to do any of the foregoing;

(k) not grant or enter into any waiver or release of any claim or right or cancellation of any debt held other than those made in the ordinary course of business; or

(l) not make or enter into any change in accounting or Tax accounting methods or practices, or any election, agreement or arrangement related to Taxes.

7.2 Access to Information. The Company shall afford to Buyer and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours prior to the Closing, to the personnel, properties, books, Contracts and records of the Company; provided that such access does not unreasonably disrupt the normal operations of the Company.

7.3 Resignations. On the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective immediately upon the Closing, of all members of the board of managers of the Company in their capacity as such managers (and, if requested by Buyer in writing at least 10 Business Days prior to Closing, of officers of their position as an officer) of the Company; provided that no such resignation by any individual shall be a resignation from employment with the Company if such individual is so employed.

7.4 Intercompany Liabilities; Indebtedness; Release of Liens. On or prior to the Closing Date, except as set forth on Schedule 7.4, the Company shall settle all intercompany accounts between the Company and any Affiliates. On or prior to the Closing Date, the Company shall extinguish all guarantees by the Company of any Indebtedness of the Company or its Affiliates.

7.5 Notification.

(a) The Member shall notify Buyer in writing of the existence or happening of any fact, event or occurrence which should be included in the Company Disclosure Schedule in order to make the representations and warranties set forth in Article IV true and correct in all material respects as of the Closing Date (each such additional written disclosure, a “Company

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Disclosure Schedule Supplement”), it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder. Any such Company Disclosure Schedule Supplement shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided in Article XI hereof.

(b) The Member’s Representative shall notify Buyer in writing of the existence or happening of any fact, event or occurrence which should be included in the Member Disclosure Schedule in order to make the representations and warranties set forth in Article V true and correct in all material respects as of the Closing Date (each such additional written disclosure, a “Member Disclosure Schedule Supplement”), it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder. Any such Member Disclosure Schedule Supplement shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided in Article XI hereof.

7.6 Client Consents. As promptly as possible following the date of this Agreement (and for those investment advisory clients signed by the Company after the date hereof, contemporaneously with such signing) the Company and the Member shall provide each investment advisory client (including, in the case of the MGA Clients, each underlying client, partner or member of each of the MGA Clients), other than the clients listed on Schedule 7.6 attached hereto (the “Excluded Clients”), written notice of the transactions contemplated hereby and take such action as is reasonably necessary to obtain each such client’s consent to the transactions contemplated by this Agreement, which consents (the “Client Consents”) will contain the client’s consent to the assignment to Buyer of such client’s investment advisory agreement(s) with the Company (such clients, the “Consenting Clients”). Buyer and its counsel shall have the opportunity to review the form of the notice letter and consent prior to distribution, and the notice letter and consent shall be in compliance with all applicable legal requirements and otherwise in a form and substance reasonably satisfactory to Buyer and its counsel. The Company shall give prompt notice to Buyer of any indications (written or oral) from any investment advisory client that such client will not consent to the transactions contemplated by this Agreement.

7.7 Fund-Related Matters. In connection with the transactions contemplated hereby, between the date hereof and the Closing Date, the Company will perform the following, to the extent that it has not already done so:

(a) The Company will recommend to the board of trustees of the Trust (the “Board of Trustees”) and use all commercially reasonable efforts to obtain the requisite approval of the Board of Trustees of (i) an interim investment advisory agreement, pursuant to Rule 15a-4 under the Investment Company Act of 1940 (the “Interim Agreement”), and (ii) an investment advisory agreement, meeting the requirements of Section 15 of the Investment Company Act of 1940 (the “Permanent Agreement”), in each case, by and between the Trust, on behalf of the Fund, and Westwood Management Corp. or such other Affiliate entity designated by Buyer to serve as the successor to the Company as investment adviser to the Fund after the Closing.

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(b) The Company will recommend to the Board of Trustees and use all commercially reasonable efforts to obtain the requisite approval of the Board of Trustees of an agreement and plan of reorganization providing for the transfer of the assets and liabilities of the Fund to a newly created or an existing and operating series of the Advisors’ Inner Circle Fund, a business trust organized under the laws of the Commonwealth of Massachusetts and registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, for which Westwood Management Corp. or such other Affiliate of the Buyer serves as investment adviser and that has investment policies that are compatible with those of the Fund (the “Agreement and Plan of Reorganization”).

(c) The Company will use all commercially reasonable efforts to cause the Fund to call a special meeting of its shareholders as soon as practicable after the Closing for the purpose of obtaining, to the extent required by applicable Law or the governing documents of the Trust, shareholder approval of the Interim Agreement, the Permanent Agreement and the Agreement and Plan of Reorganization.

(d) The Company shall provide reasonable assistance with the preparation and filing by Buyer at Buyer’s sole expense of a proxy statement for the Fund requesting shareholder approval of the matters identified in Section 7.7(c) and such other matters as may be approved by the Board of Trustees of the Trust and presented to shareholders of the Fund (the “Proxy Statement”) and will use all commercially reasonable efforts in accordance with applicable Law to cause the Trust to mail a definitive Proxy Statement to shareholders of the Fund.

(e) The Company shall provide reasonable assistance, in a manner in compliance with the federal securities Laws, in the solicitation of proxies for the shareholder meeting contemplated by Section 7.7(c) and shall use commercially reasonable efforts to obtain approval from the shareholders of the Fund of the matters identified in the Proxy Statement.

(f) The Company will give access to Buyer and its attorneys, accountants and other representatives, during reasonable business hours, under the Company’s supervision, and upon reasonable notice, to all books, records and files related to the business of the Fund that Buyer reasonably requests.

(g) The Company will use reasonable efforts to do or cause to be done all things necessary and appropriate to continue operation of the Fund in the ordinary course and to preserve the goodwill of shareholders of the Fund.

(h) The Company shall promptly notify Buyer of any matter or event occurring with respect to the Fund that has or could reasonably be expected to have a material adverse effect on the Fund.

7.8 Tail Insurance Policies. Prior to the Closing, the Company shall obtain, effective as of the Closing Date, a “tail” policy or policies for directors and officers liability insurance and errors and omissions liability insurance, with a claims period of not less than six (6) years from the Closing with respect to alleged breaches of fiduciary duty, errors and omissions occurring prior to the Closing Date. All premiums paid or payable by the Company with respect to such tail insurance policies shall be split equally between Buyer, on one hand, and the Member, on the other hand.

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7.9 Annualized Revenue Calculation. Within seven Business Days of the date hereof, the Member’s Representative shall deliver to Buyer a statement listing each investment advisory client of the Company, other than the Excluded Clients, (including, in the case of the MGA Clients, a list of each underlying client, partner or member of each of the MGA Clients) and setting forth the true and correct annualized revenue attributable to each such client as of August 31, 2010 and setting forth the aggregate amount of such annualized revenue for all such clients (the “Annualized Revenue”). The methodology by which the Annualized Revenue is computed as well as the calculation by which such amount is derived shall each, in every aspect, be acceptable to Buyer in its sole discretion.

ARTICLE VIII

COVENANTS OF THE PARTIES

8.1 Consents and Filings; Further Assurances.

(a) Each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Entities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law.

(b) Each of the Parties shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Entity. No Party to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. The Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) Promptly after the date hereof, the Company will make all filings and take all steps reasonably necessary to obtain all Required Consents to be obtained by the Company to consummate the transactions contemplated by this Agreement.

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8.2 Fulfillment of Closing Conditions. At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and use commercially reasonable efforts to cause each other to fulfill, as soon as practicable the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each Party will (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in Article IX, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby, (iv) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Required Consents (v) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

8.3 Public Announcements. Each of the Parties shall not, nor shall any of their respective Affiliates, without the approval of the other Parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the Company and Buyer may make internal announcements to their respective employees that are consistent with the prior public disclosures regarding the transactions contemplated hereby.

8.4 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer, the Company and the Member’s Representative for certain Tax matters:

(a) Tax Returns for Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared (in a manner consistent with prior practice) and timely file or cause to be timely filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, and shall pay all Taxes with respect to such Tax Returns.

(b) Tax Returns for Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall permit the Member’s Representative to review and comment on such Tax Returns prior to filing. The Member’s Representative shall pay to Buyer within 15 days of demand therefor an amount equal to the portion of such Taxes with respect to such Tax Returns which relates to the portion of the taxable period ending on the Closing Date, except to the extent such Taxes have been taken into account in (and therefore reduced) the Net Working Capital at Closing. For this purpose, the portion of the Tax which relates to the portion of the taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon

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or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(c) Cooperation on Tax Matters. (i) Buyer, the Company and the Member’s Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.

(d) Transfer Taxes. All transfer (including, without limitation, real property transfer and stock transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid equally by Buyer and Member’s Representative when due. Buyer and Member’s Representative will, at their equally shared expense, file all necessary Tax Returns and other documentation with respect to all such transfer (including, without limitation, real property transfer and stock transfer), documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

8.5 Releases. Effective upon and following the Closing, the Member and the Holdings Members hereby generally, irrevocably, unconditionally and completely releases and forever discharges the Company, Buyer and their respective Affiliates from all past, present and future Liabilities arising from or related to any matter involving the Company occurring prior to the Closing Date; provided that nothing in this Section 8.5 will be deemed to constitute a release by the Member or the Holdings Members of any right to enforce its rights under this Agreement or under any of the Ancillary Agreements to which the Member or the Holdings Members is a party.

8.6 Employee Matters.

(a) For the one-year period following the Closing Date (or, if earlier, the date of the Continuing Employee’s termination of employment with the Buyer and its Affiliates (including as of the Closing, the Company)) (the “Continuation Period”), Buyer shall provide, or shall cause to be provided, to each individual who is an employee at the Closing (each, a

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“Continuing Employee”) (i) base salary at a rate no less than the rate in effect for such Continuing Employee immediately prior to the Closing; (ii) bonus and other incentive compensation opportunities that are no less favorable than those opportunities in effect for such Continuing Employee immediately prior to Closing; and (iii) employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to Closing.

(b) For purposes of employee benefit vesting, eligibility to participate and level of benefits under the employee benefit plans of the Buyer or its Affiliates (as applicable) providing benefits to Continuing Employees after the Closing (the “New Plans”), each Continuing Employee in such plans shall be credited with his or her years of service with the Company and their respective predecessors before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Employee Plan in which such Continuing Employee participated or was eligible to participate immediately prior to Closing; provided, for the avoidance of any doubt, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Employee Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life insurance and/or other welfare benefits to any Continuing Employee (collectively, the “New Welfare Plans”) (A) the Buyer shall cause all pre-existing conditions, exclusions and actively-at-work requirements of such New Welfare Plan to be waived for such Continuing Employee and his or her covered dependents (to the extent such conditions, exclusions and requirements were waived or satisfied as of immediately prior to the Closing under comparable Old Plans in which such Continuing Employee participated immediately prior to the Closing); and (B) the Buyer shall cause any eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Welfare Plan begins to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan. During the Continuation Period, the participation cost to a Continuing Employee under the New Welfare Plans shall be not more than the participation cost to similarly situated employees of the Buyer and its affiliates.

(c) Nothing contained in this Section 8.6 or elsewhere in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary thereof, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits.

8.7 Fund-Related Matters. Company and Buyer intend to rely on the safe harbor under Section 15(f) of the Investment Company Act of 1940 in connection with the change in

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control of the Company. In furtherance thereof, and subject to obtaining the approvals by the Board of Trustees which are described in Section 7.7, Buyer covenants that it will use commercially reasonable efforts to cause both the Board of Trustees and the board of trustees of the Fund’s successor in interest pursuant to the Agreement and Plan of Reorganization to take (or refrain from taking, as the case may be) such actions as are necessary to ensure, for the minimum time periods specified in Section 15(f), that: (a) at least 75% of the Board of Trustees (including the board of trustees of the Fund’s successor in interest pursuant to the Agreement and Plan of Reorganization) shall not be interested persons of either the Company or of Westwood Management Corp. or such other Affiliate entity designated by Buyer to serve as successor to the Company as investment adviser to the Fund (including the Fund’s successor in interest pursuant to the Agreement and Plan of Reorganization) after the Closing; and (b) no “unfair burden” (within the meaning of such Section 15(f)) shall be imposed on the Fund (including the Fund’s successor in interest pursuant to the Agreement and Plan of Reorganization) after the Closing.

8.8 Name Change. Promptly following the Closing (and in any event no later than six (6) months following the Closing), Buyer shall cause the Company to file with the appropriate jurisdictions any forms necessary to change its name to a name that does not include “McCarthy” and shall cease to use, and shall not license or permit any third party to use, any names or trademarks which include “McCarthy.”

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of the Parties. The obligations of Buyer, the Company, the Member and the Holdings Members to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the transactions contemplated hereby shall have been obtained or made.

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.

9.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a) Each of the representations and warranties of the Member set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any Company Disclosure Schedule Supplement) and each of such representations and warranties that is not so qualified

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shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any Company Disclosure Schedule Supplement), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Each of the representations and warranties of the Holdings Members set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any Member Disclosure Schedule Supplement) and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any Member Disclosure Schedule Supplement), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(c) The Company, the Member and the Holdings Members shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(d) Buyer shall have received a certificate signed on behalf of the Company by the President of the Company to the effect that the conditions relating to the Company set forth in Section 9.2(a) and (c) have been satisfied.

(e) Buyer shall have received a certificate signed on behalf of the Member’s Representative to the effect that the conditions relating to the Member and the Holdings Members set forth in Section 9.2(a), (b) and (c) have been satisfied.

(f) The Company shall have received the Required Consents.

(g) The Company shall have received Client Consents representing accounts that contributed at least an aggregate of 70% of the Annualized Revenue.

(h) There shall not have occurred any event, change, occurrence or effect that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

(i) Buyer shall have received each of those items required to be delivered to it pursuant to Sections 2.2 and 3.2(a).

(j) The Company shall have purchased and redeemed the Membership Interests owned by the Minority Members pursuant to the Redemption Agreements.

(k) Buyer shall have received the Annualized Revenue pursuant to Section 7.9 and shall be satisfied with such delivery to the extent provided for in Section 7.9.

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9.3 Conditions to Obligation of the Company, the Member and the Holdings Members. The obligation of the Company, the Member and the Holdings Members to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Company and the Member’s Representative) of the following further conditions:

(a) Each of the representations and warranties of Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) The Company and the Member’s Representative shall have received a certificate signed on behalf of Buyer by the President of Buyer to the effect that the conditions relating to Buyer set forth in Section 9.3(a) and (b) have been satisfied.

(d) The Company and the Member’s Representative shall have received each of those items required to be delivered to them pursuant to Section 3.2(b).

(e) The Company shall have received Client Consents representing accounts that contributed at least an aggregate of 70% of the Annualized Revenue; provided, however, that the Parties will not schedule the Closing until the earlier of 60 days from the date hereof or the date on which the Company secures Client Consents representing accounts that contributed at least an aggregate of 95% of the Annualized Revenue.

(f) There shall not have occurred any event, change, occurrence or effect that, individually or in the aggregate, has had or would be reasonably likely to have a Buyer Material Adverse Effect.

ARTICLE X

TERMINATION

10.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i) by written agreement of Buyer, the Company and the Member’s Representative;

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(ii) by Buyer, the Company or the Member’s Representative if the Closing does not occur on or before December 31, 2010; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii) by Buyer if (A) there has been a breach by the Company. the Member or the Holdings Members of any representation, warranty, covenant or agreement contained in this Agreement, the Company Disclosure Schedule or the Member Disclosure Schedule or if any representation or warranty of the Company, the Member or the Holdings Members shall have become untrue, in either case without giving effect to any Company Disclosure Schedule Supplement or any Member Disclosure Schedule Supplement and such that the conditions set forth in Sections 9.2(a), (b) or (c) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within 15 Business Days after written notice of such breach is given to the Company and the Member’s Representative by Buyer;

(iv) by the Company or the Member’s Representative if (A) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule or if any representation or warranty of Buyer shall have become untrue and such that the conditions set forth in Sections 9.3(a) or (b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within fifteen (15) Business Days after written notice of such breach is given to Buyer by the Company or the Member’s Representative;

(v) by Buyer, the Company or the Member’s Representative if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which Order or other action is final and non-appealable; or

(vi) by Buyer, the Company or the Member’s Representative if the Company has failed to obtain Client Consents representing accounts that contributed at least an aggregate of 70% of the Annualized Revenue.

(b) The Party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv), (v) or (vi) shall give written notice of such termination to the other Parties hereto.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of Buyer, the Company, the Member or the Holdings Members or their respective officers, directors, stockholders, members or Affiliates, except as set forth in Section 10.3; provided that the provisions of 8.3 (Public Announcements), 10.3 (Remedies) and Article XII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

10.3 Remedies. Any Party terminating this Agreement pursuant to Section 10.1(a)(ii), (iii) or (iv) shall have the right to recover damages sustained by such Party as a result of any willful breach by the other Party of any representation, warranty, covenant or agreement

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contained in this Agreement or fraud or willful misrepresentation; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 10.1(a)(ii), (iii) or (iv).

ARTICLE XI

INDEMNIFICATION

11.1 Survival.

(a) The representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen months after the Closing Date; provided, however, that the representations and warranties set forth in Section 4.2 and Section 5.3 relating to Membership Interests shall survive indefinitely; and the representations and warranties set forth in Sections 4.1 and 6.1 relating to organization and good standing, Sections 4.4, 5.1, and 6.2 relating to authority and enforceability, Section 4.9 relating to Taxes, 4.15 relating to employee benefits, and Sections 4.22, 5.4 and 6.5 relating to brokers shall survive until 60 days following the expiration of the statute of limitations applicable to third-party claims pertaining to such matters (Sections 4.1, 4.2, 4.4, 4.9, 4.15, 4.22, 5.1, 5.3, 5.4, 6.1, 6.2 and 6.5 are collectively referred to herein as “Fundamental Representations”). The covenants and agreements contained in this Agreement shall survive the Closing until 60 days following the expiration of any applicable statute of limitations.

(b) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 11.2 or 11.4 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

11.2 Indemnification by the Member and the Holdings Members.

(a) Subject to the limitations set forth in this Article XI, the Member shall indemnify and defend the Buyer and its Affiliates (including, after the Closing, the Company) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all loss, Liability, claim, charge, action, suit, Proceeding, assessed interest, penalty, damage, Tax or expense (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by the Member in this Agreement, any other Transaction Document to which the Member is a party or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement; (ii) any breach by the Company or the Member of any covenant or agreement contained in this Agreement or any other Transaction Document; (iii) any breaches by the Company or the Member of the terms and conditions of the Operating Agreement occurring prior

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to Closing; (iv) any Taxes for pre-Closing periods (except to the extent such Taxes were accrued or reserved for in Final Net Working Capital) and (v) any claims, actions or proceedings brought by investment advisory clients of the Company related to pre-Closing actions and activities of the Company and the Business.

(b) Subject to the limitations set forth in this Article XI, each of the Holdings Members hereby jointly and severally, absolutely, unconditionally, and irrevocably guarantees, as a principal obligor, and not merely as a surety, to the Buyer Indemnitees, the due and punctual payment, performance and observance by the Member of the indemnification obligations of the Member set forth in Section 11.2(a) (referred to collectively as the “Guaranteed Indemnification Obligations”); provided that no claim may be made against any Holding Member for a Guaranteed Indemnification Obligation if the Applicable Survival Period for such Guaranteed Indemnification Obligation has expired pursuant to the terms of this Agreement or is otherwise limited pursuant to the terms of this Agreement. Demand for payment in accordance with the terms hereof may be made hereunder on any number of occasions in the amount of all or any portion of the Guaranteed Indemnification Obligations when due and no single demand shall exhaust the rights of Buyer Indemnitees hereunder. In the sole discretion of the Buyer Indemnitee, each Buyer Indemnitee may seek fulfillment of the Guaranteed Indemnification Obligations directly from any or all of the Holdings Members without first making demand or otherwise seeking fulfillment of such Guaranteed Indemnification Obligations by the Member. The Buyer Indemnitee seeking fulfillment of the Guaranteed Indemnification Obligations directly from the Holdings Members will use commercially reasonable efforts to proceed concurrently against all of the Holdings Members; however, nothing herein shall limit the Buyer Indemnitee’s right to seek fulfillment directly from any or all of the Holdings Members, in the Buyer Indemnitee’s sole discretion.

(c) Subject to the limitations set forth in this Article XI, the Holdings Members shall jointly and severally indemnify and defend the Buyer Indemnitees against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by the Holdings Members in this Agreement, any other Transaction Document to which the Holdings Members are a party or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement; and (ii) any breach by the Holdings Members of any covenant or agreement contained in this Agreement or any other Transaction Document. The Buyer Indemnitee seeking fulfillment of the indemnification obligations in this Section 11.2(c) will use commercially reasonable efforts to proceed concurrently against all of the Holdings Members; however, nothing herein shall limit the Buyer Indemnitee’s right to seek fulfillment directly from any or all of the Holdings Members, in the Buyer Indemnitee’s sole discretion.

11.3 Limitations.

(a) The Member shall not be liable for any Losses pursuant to clause (i) of Section 11.2(a) (other than Losses related to Fundamental Representations) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees under clause (i) of Section 11.2(a) (other than Losses related to Fundamental Representations) exceeds $54,650, in which

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event the Member shall be liable for all Losses in excess of $54,650. The cumulative indemnification obligation of the Member under clause (i) of Section 11.2(a) (other than Losses related to Fundamental Representations) shall in no event exceed $2,186,000. The foregoing limitations shall not apply in the case of willful breach or fraud.

(b) The cumulative indemnification obligations of the Holdings Members under Section 11.2(c) shall in no event exceed the Final Purchase Price. The foregoing limitation shall not apply in the case of willful breach or fraud or the obligations of the Holdings Members under Section 11.2(b).

11.4 Indemnification by Buyer. The Buyer shall indemnify and defend the Member and its Affiliates, stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Member Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Member Indemnitee in connection with, or otherwise with respect to (a) any inaccuracy or breach of any representation or warranty made by the Buyer in this Agreement, any other Transaction Document or any certificate or other document furnished or to be furnished to the Company or the Member in connection with the transactions contemplated by this Agreement; and (b) any breach by the Buyer of any covenant or agreement contained in this Agreement or any other Transaction Document.

11.5 Indemnification Procedure for Third-Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as practicable (and in any event prior to the expiration of the Applicable Survival Period in Section 11.1) notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b) The Indemnitor will have 60 days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into

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any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee. The Parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of such defense if (x) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (y) the Third Party Claim seeks an injunction or equitable relief against the Indemnitee, or (z) the Third Party Claim is brought against Buyer or the Company by a Governmental Entity and such claim seeks to, or could have the effect of, limiting the scope of business or services offered by the Company.

(c) If the Indemnitor does not assume the Third Party Defense within 60 days of receipt of the Notice of Claim, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense upon delivery of notice to such effect to the Indemnitor; provided that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) the Indemnitor may at any time thereafter assume the Third Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense, and (iii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

11.6 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a notice of claim to the Indemnitor. The notice of claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such notice of claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the notice of claim, the claim specified in such notice of claim will be conclusively deemed a Loss subject to indemnification hereunder.

11.7 No Indemnification by the Company. Upon and following the Closing, the Company shall not have any Liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make the Member or the Holdings Members whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. The Member and the Holdings Members shall not have any right of contribution against the Company with respect to any such indemnification or other claim.

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11.8 Further Liability Limitations. A claim with respect to any Loss shall be reduced by the amount of any (a) insurance proceeds in respect of such Loss that are actually received by any Indemnitee hereunder, and (b) indemnification or recovery of damages from a third party for such Loss that are actually received by any Indemnitee hereunder; however, no Party shall be obligated to seek recovery from insurance policies or third parties for such Losses. No Buyer Indemnitee shall make any claim for indemnification for Losses under this Agreement to the extent it would result in double recovery for any such Loss.

11.9 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the notice of claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim will be made.

11.10 Recoupment and Offset. Buyer shall first seek indemnity from the Escrow Funds with respect to any indemnification claim of Buyer under this Agreement. After the Escrow Funds have been first exhausted, Buyer shall have the right, at its election upon notice to Member’s Representative, to fully and completely recoup from or otherwise offset against any or all of the Final Purchase Price payable or becoming payable, by Buyer pursuant to this Agreement for (a) any and all amounts owed to any Buyer Indemnitee pursuant to this Article XI (or any portion thereof) and (b) any and all amounts otherwise owed by the Member or the Holdings Members to Buyer pursuant to this Agreement.

11.11 Exclusive Remedy. Except with respect to an action based upon an allegation of fraud or with respect to which equitable relief is sought (and solely to the extent such action is based on the allegation of fraud or seeks equitable relief) or as otherwise expressly provided in this Agreement, the provisions of this Article 11 constitute the exclusive remedy of the Parties hereto with respect to indemnification for any breach, inaccuracy or nonfulfillment of any representation, warranty or covenant contained in this Agreement.

11.12 Effect of Investigation. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by any Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

11.13 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the consideration payable under this Agreement.

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11.14 Member’s Representative.

(a) The Member and each of the Holdings Members hereby appoints Art Burtscher as its true and lawful attorney-in-fact and agent (the “Member’s Representative”), with full power of substitution or resubstitution, to act solely and exclusively on behalf of the Member and each of the Holdings Members with respect to the transactions contemplated by this Agreement and to act on behalf of the Member and each of the Holdings Members in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents (including without limitation the Escrow Agreement) as the Member’s Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i) to act for the Member and each of the Holdings Members with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Member and each of the Holdings Members;

(ii) to act for the Member and each of the Holdings Members with regard to matters pertaining to litigation;

(iii) to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Member’s Representative deems necessary or appropriate;

(iv) to receive funds, make payments of funds, and give receipts for funds;

(v) to receive funds for the payment of expenses of the Member and each of the Holdings Members and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any further act or deed on behalf of the Member and each of the Holdings Members that the Member’s Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Member and each of the Holdings Members could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

(b) The appointment of the Member’s Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Member’s Representative in all matters referred to herein. Any action taken by the Member’s Representative must be in writing and must be signed by the Member’s Representative. All notices required to be made or delivered by Buyer to the Company and the Member and each of the Holdings Members described above shall be made to the Member’s Representative for the benefit of the Member and each of the Holdings Members and shall discharge in full all notice requirements of Buyer, as applicable, to the Member and each of the Holdings Members with respect thereto. By appointment of the Member’s Representative, the Member and each of the

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Holdings Members thereby confirm all that the Member’s Representative shall do or cause to be done by virtue of his appointment as the representative of the Member and each of the Holdings Members hereunder. The Member’s Representative shall act for the Member and each of the Holdings Members on all of the matters set forth in this Agreement in the manner the Member’s Representative believes to be in the best interest of the Member and each of the Holdings Members and consistent with the obligations of the Member and each of the Holdings Members under this Agreement, but the Member’s Representative shall not be responsible to the Member or any of the Holdings Members for any damages which the Member or any of the Holdings Members may suffer by the performance of such duties under this Agreement, other than damages arising from willful violation of applicable Law or gross negligence in the performance of such duties under this Agreement. The Member’s Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Member’s Representative. The Member’s Representative Fund shall be used to pay expenses incurred by the Member’s Representative. The Member’s Representative is authorized to replenish the Member’s Representative Fund with funds that would otherwise be distributed from the Escrow Funds to the Member’s Representative for distribution to the Member, if at that time there have been expenditures from the Member’s Representative Fund or if the Member’s Representative in his discretion believes it necessary to maintain or increase the Member’s Representative Fund at that time. Any portion of the Member’s Representative Fund not expended at the termination of the Escrow Agreement shall be distributed promptly by the Member’s Representative to the Member. The Member and each of the Holdings Members hereby agrees (i) to reimburse the Member’s Representative for all out-of-pocket costs and expenses incurred by the Member’s Representative under this Agreement, including fees for any attorneys or other representative he may employ, and (ii) to indemnify and hold harmless and defend the Member’s Representative, his agents and assigns against all Liabilities, claims, actions, damages, Losses and expenses (including, without limitation, legal and other professional fees and expenses, and litigation costs) of any kind (whether known or unknown, fixed or contingent) arising out of or in connection with (A) the Member’s Representative’s omissions to act, or actions taken, resulting from, arising out of, or incurred in connection with, or otherwise with respect to this Agreement, or (B) services taken with respect to this Agreement or reasonably believed to be in the scope of the Member’s Representative.

(c) In the event that Art Burtscher dies, becomes legally incapacitated or resigns from his position as Member’s Representative, Rich Jarvis shall be the replacement Member’s Representative and deemed to be the Member’s Representative for all purposes of this Agreement.

(d) The Member’s Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Member and each of the Holdings Members, Buyer or any other evidence deemed by the Member’s Representative to be reliable, and the Member’s Representative shall be entitled to act on the advice of counsel selected by it. The Member’s Representative shall be fully justified in failing or refusing to take any action under this Agreement unless he shall have received such advice or concurrence of the Member and each of the Holdings Members as he deems appropriate or he shall have been expressly

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indemnified to his satisfaction by the Member and each of the Holdings Members against any and all Liability and expense that the Member’s Representative may incur by reason of taking or continuing to take any such action. The Member’s Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Member and each of the Holdings Members, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon the Member and each of the Holdings Members.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Westwood Holdings Group, Inc.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

Attn: Julie K. Gerron, CFA

Facsimile: 214.756.6979

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Michael N. Peterson, Esquire

Facsimile: 215.963.5001

If to the Company after the Closing Date, to:

Westwood Holdings Group, Inc.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

Attn: Julie K. Gerron, CFA

Facsimile: 214.756.6979

DB1/65207936.19

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Michael N. Peterson, Esquire

Facsimile: 215.963.5001

If to the Company before the Closing Date, to:

McCarthy Group Advisors, L.L.C.

One Pacific Place

1125 South 103rd Street, Suite 580

Omaha, NE 68124

Attn: Art Burtscher

Facsimile: 402.361.2053

With a required copy to:

Koley Jessen P.C., L.L.O.

One Pacific Place

1125 South 103rd Street, Suite 800

Omaha, NE 68124

Attn: Teresa A. Beaufait

Facsimile: 402.390.9005

If to Member’s Representative, to:

Art Burtscher

McCarthy Group Advisors, L.L.C.

One Pacific Place

1125 South 103rd Street, Suite 580

Omaha, NE 68124

Attn: Art Burtscher

Facsimile: 402.361.2053

With a required copy to:

Koley Jessen P.C., L.L.O.

One Pacific Place

1125 South 103rd Street, Suite 800

Omaha, NE 68124

Attn: Teresa A. Beaufait

Facsimile: 402.390.9005

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

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12.2 Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. To be valid, any document signed by a Party in accordance with this Section 12.2 must be signed by a party authorized to do so. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

12.3 Expenses. Except as otherwise provided in this Agreement (including the handling of Company Transaction Expenses), each Party shall bear its own costs and expenses in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

12.4 Successors and Assigns. No Party may assign any part of its rights, or delegate any of its obligations, under this Agreement, except (a) with the other Parties’ prior written consent, and (b) the Buyer may assign its rights and obligations under this Agreement, in whole or in part, (i) to any of its Affiliates, (ii) for collateral security purposes to any lender providing financing to the Buyer or its Affiliates or (iii) to any subsequent purchaser of all or substantially all of the Assets of the Company, but Buyer shall not be released from any of its obligations hereunder by reason of such assignment. No Party shall unreasonably withhold its consent to assignment. Any purported assignment of rights or delegation of obligations in violation of this Section 12.4 is void.

12.5 Governing Law. The Laws of the State of Delaware, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

12.6 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware for the purposes of any Proceeding arising out of this Agreement or the Escrow Agreement or any transaction contemplated hereby or thereby, and agrees to commence any such Proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

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12.7 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other Party or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a Contract and each such Party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

12.8 No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

12.9 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties with respect to the transactions contemplated hereby. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

12.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.12 Specific Performance. Buyer, the Company, the Member and the Holdings Members agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that any Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

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12.13 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include,” “includes,” and “including” when used in this Agreement shall be deemed to by the words “without limitation,” unless otherwise specified.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

12.14 Negotiated Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

BUYER:

WESTWOOD GROUP HOLDINGS, INC.

By:
Name:	William R. Hardcastle, Jr.
Title:	Vice President, Chief Financial Officer

COMPANY:

McCARTHY GROUP ADVISORS, L.L.C.

By:
Name:
Title:

THE MEMBER:

MGA Holdings, L.L.C., a Nebraska limited liability company

By:
Name:
Title:

HOLDINGS MEMBERS:

Richard L. Jarvis

Securities Purchase Agreement

Signature Page

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Art N. Burtscher

McCarthy Group Asset Management, Inc., a Nebraska corporation

By:
Name:
Title:

MEMBER’S REPRESENTATIVE

Name:	Art Burtscher

Securities Purchase Agreement

Signature Page

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